Exhibit 99.1

Summit Financial Services Group Announces Results for the Quarter Ended March 31, 2009

BOCA RATON, Fla., May 15 /PRNewswire-FirstCall/ — Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced financial results for the three month period ended March 31, 2009 (the “2009 Quarter”). For the 2009 Quarter, the Company reported revenues of $8.1 million, which represented a decrease of approximately $.6 million, or 7%, from the $8.7 million in revenues reported for the same period of the prior year (the “2008 Quarter”). For the 2009 Quarter, the Company reported a net loss of $86,000 versus net income of $52,000 for the 2008 Quarter.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “To a large extent, our operating results were affected by a lack of investor confidence. Importantly, although we experienced a decrease in both our revenues and earnings, the Company generated positive EBITDA of $127,000, as adjusted, which we consider to be a principal metric of our success.” Mr. Leeds continued: “The recruiting opportunities created by the turmoil in the financial markets, and at many of the nation’s largest financial services firms, will allow the Company to build an even larger firm focused on meeting the needs of the industry’s finest advisors. As always, I want to recognize the hard work and dedication of Summit’s financial advisors, their staffs and our home office associates, without whose efforts such opportunities would not be possible.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 250 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	March 31,
	2009	2008
Net income (loss) as reported	$(86,122)	$52,264
Add: Depreciation	19,311	17,805
Amortization - customer list		44,976
Amortization - notes	40,030	14,976
Non-cash Compensation	154,200	173,354
Income tax expense	—	—

EBITDA, as adjusted	$127,419	$303,375

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended March 31, 2009

	For The Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues
Commissions	$7,670,490	$8,284,570
Interest and dividends	301,176	340,171
Other	106,342	99,301

	8,078,008	8,724,042

Expenses
Commissions and clearing costs	6,248,791	6,820,669
Employee compensation and benefits	1,192,329	1,244,358
Occupancy and equipment	155,777	158,322
Communications	112,895	101,031
Depreciation and amortization	19,311	62,781
Other operating expenses	435,027	284,617

	8,164,130	8,671,778

Income (loss) before income taxes	(86,122)	52,264

Provision for income taxes	—	—

Net income (loss)	$(86,122)	$52,264

Basic income (loss) per common share	$(0.00)	$0.00

Diluted income (loss) per common share	$(0.00)	$0.00

Weighted average common shares outstanding:
Basic	25,458,634	25,866,754

Diluted	25,458,634	31,194,112

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida — Steven C. Jacobs, CFO, 561-338-2600.

CONTACT: Steven C. Jacobs, CFO of Summit Financial Services Group, Inc., +1-561-338-2600